Exhibit 10.2

December 3, 2014

VIA HAND DELIVERY

Mr. Christopher F. Daniel

c/o Destination Maternity Corporation

456 North Fifth Street

Philadelphia, PA 19123

Re:	Special Bonus Award; Amendment to Employment Agreement

Dear Christopher:

Reference is hereby made to the Employment Agreement dated as of April 11, 2011 (as amended December 7, 2013, the “Agreement”) by and between Destination Maternity Corporation (the “Company”) and Christopher F. Daniel (“Executive” or “you”).

As you are aware, the Company has elected to change its fiscal year such that the Company’s fiscal year will now begin on or about February 1st each year. Additionally, as you are aware, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined that bonuses will not be awarded to management employees with respect to the period from October 1, 2014 until January 31, 2015 (the “Transition Period”). You agree and acknowledge that the absence of a bonus opportunity for the Transition Period will not constitute “Good Reason” for purposes of Section 5.6.4 of the Agreement and you expressly waive any right you might otherwise have to resign for “Good Reason” with respect to such absence of a bonus opportunity.

In consideration of the waiver described above and in recognition of your contributions to the Company, you will be eligible to earn a special bonus of $100,000 on the terms and conditions specified below (the “Special Bonus”). The Special Bonus will be paid to you as a cash lump-sum (less applicable withholding) on the first regularly scheduled payroll date that occurs at least 10 days after November 1, 2015 (the “Payment Date”), provided you remain continuously employed by the Company through the Payment Date. If your employment by the Company ceases prior to the Payment Date due to a termination by the Company without “Cause” (as defined in the Agreement) or due to your resignation for “Good Reason” (as defined in the Agreement, taking into account the waiver in the preceding paragraph), you will be paid the Special Bonus within 45 days of the applicable cessation date, provided you execute and deliver to the Company a release in the form described in Section 5.1 of the Agreement and provided such release becomes irrevocable within 30 days of the applicable cessation date. If your employment by the Company ceases prior to the Payment Date for any reason other than as described in the preceding sentence, you will not receive the Special Bonus.

Further, effective as of the date hereof, each of the Company and you agree to the following modifications to the Agreement:

(1)	Section 4.2.1 of the Agreement is hereby amended and restated in its entirety as follows:

“4.2.1. Commencing with the fiscal year beginning on February 1, 2015 and for each fiscal year thereafter ending during his employment, Executive will be eligible to earn a performance bonus. The target amount of that bonus will be 70% percent of Executive’s Base Salary for the applicable fiscal year (the “Target Bonus”). The performance period for this bonus opportunity may be segmented into such shorter periods as the Compensation Committee of the Board (the “Committee”) may determine in its reasonable discretion, provided the aggregate bonus opportunities (at target) for the applicable fiscal year are at least equal to the Target Bonus. The actual bonus payable with respect to any performance period will be determined by the Committee, based on the achievement of corporate and individual performance objectives established for the applicable period. Any bonus payable under this paragraph will be paid as soon as administratively practicable following the end of the applicable performance period, but in no event later than 2 1/2 months after the end of the fiscal year that includes the last day of the applicable performance period, and except as otherwise provided in Section 5.1.2, will only be paid if Executive remains continuously employed by the Company through the actual bonus payment date.”

(2)	Section 4.2.3 of the Agreement is hereby amended and restated in its entirety to provide as follows:

“4.2.3. The Committee may choose to provide Executive’s performance bonus opportunity through the Company’s Management Incentive Program, in which case such bonus opportunity will be subject to the additional terms and conditions therein contained.”

(3)	Section 5.1.2 of the Agreement is hereby amended and restated in its entirety as follows:

“5.1.2. payment of any performance bonus otherwise payable (but for the cessation of Executive’s employment) with respect to a performance period ended prior to the cessation of Executive’s employment;”

(4)	Section 5.1.3 of the Agreement is hereby amended and restated in its entirety as follows:

“5.1.3. for such terminations occurring after February 1, 2015, payment of a pro-rata performance bonus for the bonus performance period in which termination occurs, determined and paid in the same manner and at the same time as the Executive’s performance bonus would otherwise have been determined and paid for the applicable performance period, but for the termination. Such performance bonus will be pro-rated based on the number of days of the applicable performance period transpired prior to the date of termination relative to the total number of days contained in the applicable performance period;”

All terms of the Agreement, as modified by this letter agreement, are hereby acknowledged and ratified.

If you are in agreement with the terms of this letter agreement, please execute and return a fully executed copy of this letter agreement to me.

Sincerely,

DESTINATION MATERNITY CORPORATION

By:	/s/ Anthony M. Romano
Title:	Chief Executive Officer

Agreed on this 3rd day of December, 2014:

/s/ Christopher F. Daniel
Christopher F. Daniel